EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

                     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Universal American Financial Corp. 1998 Incentive Compensation Plan and to the incorporation by reference therein of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedules of Universal American Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Universal American Financial Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Universal American Financial Corp., filed with the Securities and Exchange Commission.




                                              /s/ Ernst & Young LLP

New York, New York
May 31, 2005